EXHIBIT 15.1





To the Stockholders and Board of Directors of Executive Risk Inc.

     We are aware of the incorporation by reference in the proxy statement/prospectus of Executive Risk Inc. which is referred to and forms a part of the Registration Statement (Form S-4 No. 333-73073) of The Chubb Corporation for the registration of 16,197,695 shares of its common stock of our report dated May 14, 1999 relating to the unaudited consolidated interim financial statements of Executive Risk Inc. that is included in its Form 10-Q for the quarter ended March 31, 1999.

                                                        /s/ ERNST & YOUNG LLP


Stamford, Connecticut
June 18, 1999